Exhibit 99.2

AFFILIATES OF ENTERPRISE'S GENERAL PARTNER PURCHASE $100 MILLION OF ENTERPRISE COMMON UNITS

Houston, Texas (January 4, 2016) – Enterprise Products Partners L.P. ("Enterprise" NYSE: EPD) announced today that affiliates of its general partner and privately held Enterprise Products Company ("EPCO") purchased a total of 3,830,256 Enterprise common units for approximately $100 million, or $26.11 per unit.  The purchase was executed through Enterprise's at-the-market ("ATM") equity issuance program.  EPCO and its affiliates own approximately 34 percent of Enterprise's common units.  Enterprise will use the proceeds from this transaction to fund a portion of its growth capital investments and for general company purposes.This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common units described herein or any other securities. The purchase and sale described above were made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership's assets include approximately 49,000 miles of pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.  Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
                            Rick Rainey, Media Relations (713) 381-3635

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